Exhibit 10.20

Summary of American Federal Savings Bank Bonus Plan

The American Federal Savings Bank Bonus Plan (the “Bonus Plan”) is based on the after-tax net profitability of American Federal Savings Bank and is linked specifically to American Federal Savings Bank’s return on assets. In the case of non-officer employees, bonus amounts are based on salary levels. Under the Bonus Plan, American Federal Savings Bank’s actual return on assets for the period from January through October (and project through December) is used to determine the bonus levels of officers. Officers’ bonuses are directly linked to the return on assets. For example, if American Federal Savings Bank produces a return on assets of 0.90%, then each officer would receive a bonus of 9% of annual base salary. Executive officers’ bonuses are generally based on a formula of 1.25 times American Federal Savings Bank’s return on assets (for example, executive officer bonuses would be 11.25% of annual salary based on a return on assets of 0.90%, or 1.25 times nine). The President and Chief Executive Officer’s bonus is generally based on a formula of 1.5 times American Federal Savings Bank’s return on assets (for example, the CEO’s bonus would be 13.5% of annual salary based on a return on assets of 0.90%).